Exhibit 11.2

Independent Auditor’s Inclusion Letter

We agree to the inclusion JibJab Catapult CA, Inc. in the Mode Mobile, Inc. Form 1-A Offering Circular dated September 1, 2026 of our report, dated July 17, 2026 on the consolidated financial statements, on our audit of the consolidated financial statements of JibJab Catapult CA, Inc. as of December 31, 2025 and 2024, and for the years then ended.

/s/ ArmaninoLLP
Los Angeles, California

September 1, 2026